EXHIBIT 10.9

EXECUTION COPY

NON-COMPETITION, NON-SOLICITATIONAND CONFIDENTIAL INFORMATION AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIAL INFORMATION AGREEMENT (this “Agreement”) is entered into on October 20, 2014 by and among E-World USA Holding, Inc., a Nevada corporation (“E-World”), Prime Nutrisource Inc., a corporation existing under the laws of the Province of Ontario, Canada and a division of E-World (“Prime”), Nugale Pharmaceutical Inc., a corporation existing under the laws of the Province of Ontario, Canada and a division of E-World (“Nugale”), and Guo Yin (Wynn) Xie, an individual resident of the City of Richmond Hill in the Province of Ontario, Canada (“Executive”) (each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, this Agreement is entered into concurrently with the Employment Agreement, of even date herewith, between Prime and Executive (the “Employment Agreement”), and in connection with the concurrent purchase of all of the capital stock of Prime by E-World (through its wholly-owned subsidiary) from Executive pursuant to that certain Purchase Agreement, of even date herewith, by and among, E-World, E-World Canada Holding, Inc., Executive, Jian Long, Hong Shu Zhu, 2434689 Ontario Inc., 2434691 Ontario Inc., 2434694 Ontario Inc., Prime, Nugale and Prime Nutrisource Inc. (New Jersey) (the “Purchase Agreement”). For purposes of this Agreement, E-World, Prime, Nugale and their respective affiliates are collectively referred to as the “Companies”. Executive agrees and acknowledges that the agreement by E-World to enter into the Purchase Agreement with Executive and to purchase the capital stock of Prime thereunder constitutes separate consideration for Executive’s agreement to enter into, and to perform under, this Agreement;

WHEREAS, the Companies have proprietary and confidential information which they wish to safeguard and keep confidential;

WHEREAS, the Companies have relationships with business partners, and are using various efforts to develop relationships with these business partners and others, all of which has been and is being accomplished through the expenditure of time, effort and resources and which it wishes to maintain; and

WHEREAS,the Companies have hired, trained and developed a workforce through the expenditure of time, effort and resources and which they wish to retain.

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AGREEMENT

NOW, THEREFORE, in consideration of the Executive’s employment by Prime, as well as the benefits to Executive from the purchase of the capital stock of Prime from Executive by E-World through the Purchase Agreement, Executive and the Companies hereby agree as follows:

1. Non-competition. Executive acknowledges and agrees that he possesses and will continue to receive valuable Confidential Information (as defined below) and Trade Secrets (as defined below) of the Companies and their affiliates and exposure to key suppliers and regular customers of the Companies and their affiliates. Executive therefore agrees that, for the Non-compete Period (as defined below) and during the Retention Period (as defined below), Executive shall not, directly or indirectly, own, organize, consult with, be employed by, advise, be a spokesperson for, be a partner of or joint venturer with, be a director or managing member of, or otherwise assist or provide services to, any Competitor (as defined below) within the Restricted Area (as defined below) except to the extent Executive is acting on behalf of the Companies and/or their affiliates or in furtherance of the Companies’ and/or their affiliates’ interests. Executive further agrees that, during the Retention Period and for the Non-compete Period, Executive shall not, directly or indirectly, purchase any equity securities of any corporation or other business (other than as a shareholder or beneficial owner directly or indirectly owning five percent (5%) or less of the outstanding securities of a public company) which is a Competitor without the prior written consent of the Board of Directors of E-World.

2. Non-solicitation of Employees. Executive acknowledges and agrees that the Companies have expended and will continue to expend significant time, effort and resources in the hiring, training and development of a workforce whose identities and abilities Executive would not know of or learn but for his relationship with the Companies. Executive therefore agrees that, during the Retention Period and for the Non-solicitation Period (as defined below), Executive shall not, directly or indirectly: (a) solicit, or attempt to solicit, any employee of, or consultant to, the Companies and/or their affiliates to work for, contract with, become a partner with or otherwise be retained by any other person, company, firm, organization or other entity; (b) assist or advise any such other person, company, firm, organization or other entity in hiring, employing, retaining or soliciting such employees or consultants; or (c) encourage any such employee or consultant to be hired, employed, retained or solicited by any such other person, company, firm, organization or other entity.

3. Non-solicitation of Customers. Executive acknowledges and agrees that he possesses and will continue to receive valuable Confidential Information and Trade Secrets of the Companies and their affiliates and exposure to key customers of the Companies and their affiliates. Executive therefore agrees that, during the Retention Period and for the Non-solicitation Period, Executive shall not, directly or indirectly, solicit any customers of the Companies and/or their affiliates with whom the Executive had contact during the Retention Period to cause such customers to reduce or cease to do business with the Companies and/or their affiliates. Executive further agrees that he shall not disparage the Companies or their subsidiaries, affiliates, officers, directors and/or equity holders to any third parties, including without limitation, such customers.

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4. Non-solicitation of Suppliers and Service Providers. Executive acknowledges and agrees that Executive has received and shall continue to receive valuable Confidential Information and Trade Secrets of the Companies and their affiliates with respect to their relationships with their suppliers and service providers and that such relationships and the right to purchase and distribute products from any such suppliers, or to acquire services from providers are limited by such suppliers and service providers and constitute valuable assets of the Companies and their affiliates. Executive therefore agrees that, during the Retention Period and for the Non-solicitation Period, Executive shall not, directly or indirectly, solicit any suppliers or service providers with whom Executive had contact during the Retention Period to cause such suppliers or service providers to reduce or cease to do business with the Companies and/or their affiliates. Executive further agrees that he shall not disparage the Companies or their subsidiaries, affiliates, officers, directors and/or equity holders to any third parties, including without limitation, to such suppliers or service providers.

5. Confidentiality of Information. Executive acknowledges and agrees that Executive has been and shall be exposed to the Companies’ and their affiliates’ Confidential Information and Trade Secrets. Executive agrees to keep all such Confidential Information strictly confidential at all times. Except as required by Executive’s duties for the Companies or by virtue of a subpoena or other court order applicable to Executive or as otherwise required by applicable law, Executive agrees not to make use or disclose any Confidential Information or Trade Secrets to any person, company, firm, organization or other entity, or encourage any such person, company, firm, organization or other entity to make use of such Confidential Information or Trade Secrets.

6. Return of Documents and Electronic Media. At the termination of the Retention Period, Executive agrees to promptly return to the Companies any and all documents and other tangible information and data, regardless of the form in which it is recorded, including without limitation all models, tools, formula samples, equipment, designs, notes, books, training materials, correspondence, drawings and all other written and graphical records, as well as any and all copies and reproductions of such documents or other tangible information and data (regardless of the form of such copies or reproductions), which Executive: (a) received or obtained from or on behalf of the Companies and/or their affiliates; or (b) prepared, compiled or collected while employed by the Companies. The Executive specifically agrees not to retain any copies (in any format) of any Confidential Information or Trade Secrets.

7. Ownership of Work Product. All work product, data, documentation, information or materials conceived, discovered, developed or created by Executive in the course of Executive’s work for any of the Companies and their affiliates (collectively, the “Work Product”) shall be owned exclusively by the Companies. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended and any similar statute or law in Canada) and owned exclusively by the Companies. Executive hereby unconditionally and irrevocably transfers and assigns to the Companies all right, title and interest in or to any such Work Product. The Companies and Executive acknowledge that any provision in this Agreement requiring Employee to assign his rights in any Work Product does not apply to an invention which otherwise qualifies under the provisions of Section 2870 of the California Labor Code or any such equivalent statute in the State of Nevada and/or the Province of Ontario. Section 2870 of the California Labor Code provides in relevant part that the requirements to assign “shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (b) result from any work performed by the employee for the employer. By signing this Agreement, Executive acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870 (which is attached hereto as Exhibit “A”).

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8. Definitions.

(a) A “Competitor”, as used herein, shall mean any person, company (except the Companies), firm, organization or other entity, whether organized for profit or non-profit, which engages in, or proposes to engage in, the businesses of the Companies, including without limitation, the marketing, sale, manufacturing and/or distribution of nutritional supplements, vitamin supplements and/or pharmaceuticals (including prescription and over-the-counter) and related activities.

(b) “Confidential Information”, as used herein, shall mean any and all documents, information or other data (whether recorded or otherwise), other than Trade Secrets, not publicly available concerning the Companies or any affiliate or subsidiary of any of the Companies, their businesses, customers, potential customers, suppliers, partners, service providers, brokers, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing, methods, practices, techniques, business plans, formulae, financial plans, research, development, manufacturing, purchasing, accounting, engineering, know-how, technical data, processes and product development. The foregoing includes but is not limited to grading techniques, information relating to the products, customers, suppliers, sales, pricing or business affairs of the Companies as well as information regarding the names, buying habits or practices of any of the Companies’ customers. Confidential information does not include information: (i) obtained from persons other than the Companies, their employers, agents or affiliates which Executive can establish was in the Executive’s possession prior to the start of the Retention Period which was not acquired by the Companies from Executive; (ii) which is now, or subsequently becomes, a part of the public domain, other than through any violation by Executive of this Agreement; or (iii) which Executive can establish was independently developed by the Executive without use of, or reference to, any of the Confidential Information.

(c) “Non-compete Period” shall be the greater of (i) five (5) years from the date hereof, or (ii) five (5) years from the conclusion of the Retention Period.

(d) “Non-solicitation Period” shall be the greater of (i) five (5) years from the date hereof, or (ii) five (5) years from the conclusion of the Retention Period.

(e) “Restricted Area” shall be the United States of America and Canada.

(f) “Retention Period”, as used herein, shall mean the period of time during which the Executive is employed by any of the Companies or an affiliate or subsidiary of any of the Companies.

(g) “Trade Secrets”, as used herein, means the “trade secrets” of the Companies or an affiliate or subsidiary of the Companies as defined under applicable domestic and foreign law.

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9. Injunctive Relief. Executive understands and agrees that any violation of this Agreement may cause immediate and irreparable harm to the Companies, the exact extent of which may be difficult to ascertain, and that the remedies at law for any such violation may not adequately compensate the Companies. Therefore, Executive agrees that, in addition to such other damages or remedies that may be available, each Party shall be entitled to specific performance and/or immediate, preliminary and permanent injunctive relief for any violations of this Agreement and for such purposes, the Companies and Executive, both, irrevocably consent to the jurisdiction of (a) the United States District Court for the Central District of California and to the courts of the State of California, and/or (b) the Ontario Superior Court of Justice. Executive waives any necessity for the posting of a bond.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to principles of conflict of laws.

11. Assignment. This Agreement is binding on and for the benefit of the Parties and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive without the prior written consent of the Companies. This Agreement may be freely assigned by the Companies, with or without the consent of Executive.

12. Voluntary Agreement. Executive expressly acknowledges that Executive has voluntarily executed this Agreement and that the Executive has had the opportunity to be represented and advised by counsel concerning the terms and conditions of this Agreement as well as Executive’s execution hereof.

13. Entire Agreement; Waivers; Modification; Conflicting Terms. This Agreement, together with the Purchase Agreement and the Employment Agreement is intended by the Parties to be the complete, exclusive and final expression of the Parties’ agreement with respect to the subject matters hereof and supersedes, and may not be contradicted by, or modified or supplemented by, evidence of any prior or contemporaneous agreement as to the subject matter hereof, and no extrinsic evidence whatsoever may be introduced to vary the terms of this Agreement. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity. The Parties expressly agree that (a) this Agreement shall survive any termination or cessation of the Executive’s employment by the Companies, and (b) this Agreement may not be altered, amended, changed, terminated or modified in any respect except by a written instrument clearly expressing the intent to so modify this Agreement signed by Executive and an officer or director of the Companies. In the event of any conflicting terms between this Agreement and the Purchase Agreement, the terms of this Agreement shall govern.

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14. Severability. If any term, provision, covenant or condition of this Agreement is held by a court or arbitrator of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court or arbitrator in such action, then the provisions will be deemed reformed or blue penciled to the maximum extent permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Companies and Executive further agree that if any term, provision, covenant or condition of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.

15. Notices. Any notice or other document to be given hereunder by any Party to any other Party shall be in writing and delivered in person or by courier, by facsimile transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

E-World, Prime or Nugale:	E-World USA Holding, Inc. 9550 Flair Drive, Suite 308 El Monte, CA 91731 Attention: Ding Hua Wang Fax No.: 626-448-2163

Executive:	Guo Yin (Wynn) Xie 45 Henricks Crescent Richmond Hill, Ontario L4B 3W4 Fax No.: 416-298-7273

With a copy to (but not as notice):

Wildeboer Dellelce LLP Wildeboer Dellelce Place 365 Bay St., Suite 800 Toronto, ON M5H 2V1 Attention: Peter Simeon Fax No.: 416-361-1790

or at such other address or facsimile number for a Party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its/his agent.

16. Descriptive Headings. Descriptive headings contained herein are for reference only and in no way define, limit, extend or describe the scope of this Agreement or any provisions thereof.

17. Counterparts. This Agreement may be executed in two or more counterparts, with each an original, and with both together constituting one and the same instrument. A Party’s transmission by facsimile, e-mail or other electronic transmission of a copy of this Agreement duly executed by that Party shall constitute effective delivery by that Party of an executed copy of this Agreement to the Party receiving the transmission. A Party that has delivered this Agreement by facsimile, e-mail or other electronic transmission shall forthwith deliver an originally executed copy to the other Party.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

E-WORLD USA HOLDING, INC.:

By:	/s/ Ding Hua Wang
Ding Hua Wang, Chairman and President

PRIME NUTRISOURCE INC.:

By:	/s/ Ding Hua Wang
Ding Hua Wang, Chairman and Chief Executive Officer

NUGALE PHARMACEUTICAL INC.:

By:	/s/ Ding Hua Wang
Ding Hua Wang, Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Guo Yin Xie
GUO YIN (WYNN) XIE

(Address)

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EXHIBIT “A”

INVENTION ASSIGNMENT NOTICE

In accordance with Section 2872 of the California Labor Code, you are hereby notified that the Invention Assignment provisions of the Proprietary Information and Invention Assignment Agreement which you have signed in connection with the retention of your services by the Companies do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in pertinent part:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention which was developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2) Result from any work performed by the employee for the employer.

RECEIPT ACKNOWLEDGED

Date:
Guo Yin (Wynn) Xie

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